Exhibit 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698

CONEXANT TO REDEEM REMAINING
4.00% CONVERTIBLE SUBORDINATED NOTES
     NEWPORT BEACH, Calif., Jan. 28, 2011 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced that it intends to redeem the remaining $11,218,000 aggregate principal amount of outstanding 4.00% convertible subordinated notes due 2026 (CUSIP Nos. 207142AG5 and 207142AH3) on March 1, 2011. The convertible notes will be redeemed for cash at a redemption price of 100% of the principal amount of the notes, plus accrued and unpaid interest up to, but excluding, the redemption date. The company plans to use cash on hand to fund the redemption.
     A redemption notice is being sent to holders of the convertible notes today. Convertible note holders have the option of converting their notes into Conexant common stock at any time prior to 5:00 p.m. Eastern Time on February 28, 2011. The conversion rate is 20.3252 shares of Conexant common stock per $1,000 in principal amount of the convertible notes, or a conversion price of approximately $49.20 per share. As of January 27, 2011, the closing sale price of Conexant common stock, as reported on the NASDAQ Global Select Market was $2.095 per share.
About Conexant
     Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded modem, and video surveillance applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com
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Conexant is a registered trademark of Conexant Systems, Inc.